Exhibit 10.2

STOCK OPTION AGREEMENT

PUREBASE CORPORATION

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of the 3rd day of June, 2022 (the “Date of Grant”)

BETWEEN:

PUREBASE CORPORATION, a company incorporated pursuant to the laws of the State of Nevada (the “Company”),

AND:

JAMES TODD GAUER, of Toronto, Ontario, Canada (the “Optionee”).

WHEREAS:

A. The Board of Directors of the Company (the “Board”) has authorized the grant to Optionee of options (the “Options”) to purchase a total of 8,669,400 shares (the “Option Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which Options are intended to be Nonstatutory Stock Options.

NOW THEREFORE, the Company agrees to offer to the Optionee the Options to purchase, upon the terms and conditions set forth herein, the 8,669,400 Option Shares.

1. Exercise Price. The exercise price of the options shall be US$2.50 per share.

2. Vesting Schedule. The Options shall vest as to 100% of the Option Shares immediately upon grant.

3. Options not Transferable. The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent or distribution or, pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided, however, that such Options are transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships established exclusively for the benefit of the Optionee and Optionee’s immediate family members. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Options, or upon the sale, levy or attachment or similar process upon the rights and privileges the Options, such Options shall thereupon terminate and become null and void.

4. Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Option Shares purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Option Shares are being purchased only for investment and without any then-present intention to sell or distribute such shares.

5. Termination of Options. The Options shall terminate, to the extent not previously exercised, on June 3, 2027.

6. Common Stock; Adjustments. In the case of any change in the Company’s corporate capitalization, such as a stock split or stock dividend, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, or any reorganization or any partial or complete liquidation of the Company, the Company, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will proportionately adjust the number, class, and price of the Option Shares covered by this Agreement.

7. Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination. Each exercise of the Options shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Chief Executive Officer of the Company at its principal executive office, specifying the number of Option Shares to be purchased and accompanied by payment in cash by certified check or cashier’s check in the amount of the full exercise price for the Option Shares to be purchased. In addition to payment in cash by certified check or cashier’s check, the Optionee, or transferee of the Options, may pay for all or any portion of the aggregate exercise price by complying with any other payment mechanism approved by the Company at the time of exercise.

It is a condition precedent to the issuance of the Option Shares that the Optionee execute and/or deliver to the Company all documents and withholding taxes that may be required.

8. Resale restrictions may apply. Any resale of the Option Shares received upon exercising any Options will be subject to resale restrictions contained in the securities legislation applicable to the Optionee. The Optionee acknowledges and agrees that the Optionee is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

9. Professional Advice. The acceptance of the Options and the sale of Option Shares issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options. Without limiting other matters to be considered with the assistance of the Optionee’s professional advisors, the Optionee should consider: (a) whether upon the exercise of Options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code and the implications of alternative minimum tax pursuant to the Code; (b) the merits and risks of an investment in the underlying shares of Common Stock; and (c) any resale restrictions that might apply under applicable securities laws.

10. No Employment Commitment. The grant of the Options shall in no way constitute any form of agreement or understanding binding on the Company, express or implied, that the Company will employ or contract with the Optionee, for any length of time.

11. Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options and this Agreement supersedes all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

12. Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Purebase Corporation
8631 State Highway 124
Ione, CA 95640
Attention: A. Scott Dockter
Email: sdockter@purebase.com

With a copy to:	The Crone Law Group

500 Fifth Ave, Suite 938
New York NY 10110
Attention: Eric C. Mendelson
Email: emendelson@cronelawgroup.com

The Optionee:	James Todd Gauer
[Address]
[Email]

PUREBASE CORPORATION

Per:	/s/ A. Scott Dockter
A. Scott Dockter
Chief Executive Officer

James Todd Gauer
(Name of Optionee – Please type or print)

/s/ James Gauer
(Signature)

EXHIBIT A

To:	Purebase Corporation
8631 State Highway 124
Ione, CA 95640
Attention: A. Scott Dockter

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 7 of that certain Stock Option Agreement (the “Agreement”) dated as of the _____ day of June, 2022, between Purebase Corporation (the “Company”) and the undersigned (the “Optionee”).

The undersigned hereby elects to exercise Optionee’s option to purchase shares of the common stock of the Company at a price of US$_____ per share, for aggregate consideration of US$, on the terms and conditions set forth in the Agreement. Such aggregate consideration, in the form specified in Section 7 of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Optionee Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the day of ________________________, 20___.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, State, and Zip Code of Optionee)